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                    June 12, 2020

       Manavendra S. Sial
       Executive Vice President and Chief Financial Officer
       SUNPOWER CORP
       4353 North 1st Street, Suite 100
       San Jose, California 95134

                                                        Re: SUNPOWER CORP
                                                            Form 10-K for the
Year Ended December 29, 2019
                                                            Form 8-K furnished
on May 7, 2020
                                                            File No. 001-34166

       Dear Mr. Sial:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing